Exhibit 99.1

FOR RELEASE at 8:00 a.m. EST	Contact: A. Emmet Stephenson, Jr.

Wednesday, May 7, 2003

Chairman

Phone: (303) 399-2400 Ext. 0

StarTek, Inc. Reports First Quarter Results

DENVER, CO–StarTek, Inc. (NYSE:SRT) today reported results for the first quarter ended March 31, 2003.  Net income was $4.2 million, or $0.29 earnings per fully diluted share, compared to $4.0 million, or $0.28 earnings per fully diluted share in the first quarter of 2002. Revenue in the first quarter of 2003 was $50.5 million, up from $46.0 million in the same quarter last year.

Chairman A. Emmet Stephenson, Jr. said, “As expected, our growth in the first quarter was only modest as we concentrate on adding new capacity for identifiable client demand in the second half of the year. Currently, we are still absorbing start up costs, including training expense, for the two new facilities, one of which will start generating revenue late this quarter with the second one becoming operational shortly thereafter. The year seems to be developing similarly to our historical seasonal pattern, and we expect to be more satisfied with the second half of 2003 than the sluggish first half.”

Company Profile

StarTek, Inc. combines two outstanding business opportunities—our established position as a leading global provider of business process outsourcing services and ownership interests in proprietary Internet web site businesses arising from a portfolio of world class brand Internet domain names. Our integrated process management outsourcing services include business process management for complex telecommunications systems, high-end inbound technical support and customer care, E-commerce support and fulfillment, Internet support, and a comprehensive offering of supply chain management services. StarTek has six facilities in Colorado, four in Canada, and one each in Illinois, Oklahoma, Tennessee, Texas, and Wyoming.  Pan-European services are performed from two facilities in the United Kingdom.  The Company’s clients are in the software, technology, consumer products, Internet, E-commerce, and communications industries; however, we are also targeting financial services and health care companies.  Please visit our web site at http://www.startek.com.

Forward Looking Statements

The matters regarding the future discussed in this news release include certain forward-looking statements that involve specific risks and uncertainties.  In accordance with the Private Securities Litigation Reform Act of 1995, the following are important factors that could cause StarTek’s actual results to differ materially from those expressed or implied by such forward-looking statements.  These include, but are not limited to, general economic conditions in the Company’s markets, the loss of its principal clients, the loss or delayed implementation of a large project which could cause quarterly variation in StarTek’s revenue and earnings, difficulties of managing rapid growth, dependence on key personnel and our labor force, dependence on key industries and the trend toward outsourcing, risks associated with StarTek’s contracts, risks associated with rapidly changing technology, risks of business interruption, risks associated with international operations and expansion, risks from offshore competition, highly competitive domestic and international markets, and risks related to fluctuating values in the company’s portfolio of investment securities.  Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Affect Future Results and all other disclosures appearing in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2002	March 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$13,143	$34,951
Investments	44,022	36,101
Trade accounts receivable, less allowance for doubtful accounts of $816 and $813, respectively	37,232	26,388
Inventories	1,463	2,914
Income tax receivable	335	—
Deferred tax assets	4,300	3,420
Prepaid expenses and other assets	958	955
Total current assets	101,453	104,729

Property, plant and equipment, net	38,797	38,736
Long term deferred tax assets	110	172
Other assets	61	71
Total assets	$140,421	$143,708

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$11,156	$8,630
Accrued liabilities	7,235	8,853
Income taxes payable	—	339
Current portion of long-term debt	2,221	2,219
Other	462	451
Total current liabilities	21,074	20,492

Long-term debt, less current portion	4,261	3,707
Other	492	431

Stockholders’ equity:
Common stock	142	142
Additional paid-in capital	50,060	50,360
Cumulative translation adjustment	(123)	(19)
Unrealized loss on investments available for sale	(738)	(812)
Retained earnings	65,253	69,407
Total stockholders’ equity	114,594	119,078
Total liabilities and stockholders’ equity	$140,421	$143,708

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Income Statements

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2002	2003

Revenue	$45,960	$50,528
Cost of services	34,791	38,341
Gross profit	11,169	12,187

Selling, general and administrative expenses	5,217	6,350
Operating profit	5,952	5,837
Net interest income and other	578	779
Income before income taxes	6,530	6,616
Income tax expense	2,510	2,462
Net income	$4,020	$4,154

Weighted average shares of common stock	14,086,561	14,203,794
Dilutive effect of stock options	182,693	275,793

Common stock and common stock equivalents	14,269,254	14,479,587

Earnings per share:
Basic	$0.29	$0.29
Diluted	$0.28	$0.29

STARTEK, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended March 31,
	2002	2003
Operating Activities

Net income	$4,020	$4,154
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,232	2,409
Deferred income taxes	2,406	806
Gain on sale of assets	—	(22)
Changes in operating assets and liabilities:
Sales (purchases) of trading securities, net	(3,990)	566
Trade accounts receivable, net	1,657	10,844
Inventories	173	(1,451)
Prepaid expenses and other assets	212	(7)
Accounts payable	(2,743)	(2,526)
Income taxes payable	(750)	736
Accrued and other liabilities	1,283	1,546
Net cash provided by operating activities	4,500	17,055

Investing Activities
Purchases of investments available for sale	(9,514)	(13,808)
Proceeds from disposition of investments available for sale	2,847	21,041
Purchases of property, plant and equipment	(1,401)	(1,845)
Proceeds from disposition of property plant and equipment	36	120
Net cash provided by (used in) investing activities	(8,032)	5,508

Financing Activities
Stock options exercised	279	238
Principal payments on borrowings, net	(1,060)	(898)
Net cash used in financing activities	(781)	(660)
Effect of exchange rate changes on cash	221	(95)
Net increase (decrease) in cash and cash equivalents	(4,092)	21,808
Cash and cash equivalents at beginning of period	14,282	13,143
Cash and cash equivalents at end of period	$10,190	$34,951